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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                    FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
    FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE
                                    ACT OF 1934


                       COMMISSION FILE NUMBER: 000-28532


                         DRAGON ENERGY GROUP, LTD.
            (Exact name of registrant as specified in its charter)


     575 ANTON BLVD. #300, COSTA MESA, CA	                         92626
       (Address of principal executive offices)                  (Zip Code)

                 Issuer's telephone number:


                       Common Stock, Par Value $ 0.001
         (Title of each class of securities covered by this Form)


                                  None
(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


    Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [ ]         Rule 12h-3(b)(1)(i)    [ ]
Rule 12g-4(a)(1)(ii)   [X]         Rule 12h-3(b)(1)(ii)   [ ]
Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(i)    [ ]
Rule 12g-4(a)(2)(ii)   [ ]         Rule 12h-3(b)(2)(ii)   [ ]
                        Rule 15d-6   [ ]

              Approximate number of holders of record as of
                 the certification or notice date: 297

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

                                        DRAGON ENERGY GROUP, LTD.



Dated: February 13, 2003                   By: /s/ Bruce E. Thomsen
                                        Bruce E. Thomsen, President